UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005 (December 28, 2005)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement

Mr. Larry C. Glasscock

On December 28, 2005, the Company entered into a new employment agreement with its President and Chief Executive Officer, Larry C. Glasscock, pursuant to which Mr. Glasscock agreed to continue to serve as the Company’s President and Chief Executive Officer for an initial term expiring on December 31, 2008. Mr. Glasscock’s prior agreement expires December 31, 2005. Beginning on December 31, 2007, the term of Mr. Glasscock’s employment agreement will automatically be extended each day by one day to create a minimum one-year remaining term, unless either party gives one year’s advance notice not to extend the term, provided that, in any case, the term will not be extended beyond Mr. Glasscock’s 62nd birthday, unless otherwise agreed by the Company and Mr. Glasscock. During the term of his employment agreement, Mr. Glasscock will also serve as a member of the Company’s Board of Directors (the “Board”) and as the Chairman of the Board.

During the term of his employment agreement, Mr. Glasscock will receive an annual base salary of $1,250,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a target bonus equal to 125% of Mr. Glasscock’s base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary and target incentive bonus opportunity are subject to review for increase (but not decrease) by the Company’s Board (or Compensation Committee). Mr. Glasscock will also receive an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board (or Compensation Committee). During the term of his employment agreement, Mr. Glasscock is also entitled to participate in the employee benefit plans provided to other senior executives of the Company and to use of corporate aircraft in accordance with Company policies, and together with his eligible dependents, is entitled to post-retirement medical coverage. The Company will also reimburse Mr. Glasscock for fees and expenses incurred by him in negotiating his employment agreement, up to a maximum of $125,000, plus a tax gross-up.

Mr. Glasscock is also entitled to a “replacement ratio SERP benefit” in a single lump sum on the date of his termination of employment in an amount equal to the greater of (i) the actuarial equivalent of a single life annuity in an annual amount equal to 50% of Mr. Glasscock’s average “annual pay” (as defined in the employment agreement) during the three consecutive highest paid calendar years of his final ten calendar years of employment (“final average pay”), with such lump sum benefit increased by 7.5% per year for the period between December 31, 2005 and the earlier of December 31, 2010 and Mr. Glasscock’s termination of employment, up to a maximum of 68.75% of such final average pay, offset by the amount payable under the Anthem Cash Balance Pension Plan and the Company’s Supplemental Executive Retirement Plan and (ii) the replacement ratio SERP benefit to which Mr. Glasscock would have been entitled under his prior employment agreement with the Company if his employment had terminated on December 31, 2005, increased by 7.5% per year (compounded annually) for the period between December 31, 2005

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and Mr. Glasscock’s termination of employment (the “Floor SERP”). Mr. Glasscock will forfeit the post-retirement medical coverage and the portion of the replacement ratio SERP benefit in excess of the Floor SERP if the Company terminates his employment for “cause” (as defined in Mr. Glasscock’s employment agreement), and will also forfeit the portion of the replacement ratio SERP benefit in excess of the Floor SERP if he willfully and materially breaches certain restrictive covenants in his employment agreement.

Mr. Glasscock’s employment will terminate upon his death, “disability” (as defined in the employment agreement), retirement (any termination on or after age 62 other than by the Company for cause, termination by Mr. Glasscock upon one year’s advance written notice as described above, termination by Mr. Glasscock upon six months notice due to personal or family circumstances, or any termination mutually agreed by the Board and Mr. Glasscock to be a retirement), termination by the Company with or without cause, or termination by Mr. Glasscock for “good reason” (as defined in the employment agreement). In the event of a termination of Mr. Glasscock’s employment by the Company (other than for cause or upon retirement) or by Mr. Glasscock for good reason, Mr. Glasscock will receive, subject to execution of a waiver and release of claims in favor of the Company, (i) a severance benefit in an amount equal to three times the sum of Mr. Glasscock’s annual base salary plus Mr. Glasscock’s target annual incentive, paid in periodic installments over three years (except that if a “change in control” (as defined in the employment agreement) occurs within three years after or two years before such termination of employment, the Company will pay the severance benefit or any remaining balance thereof in a single lump sum); (ii) continued coverage for Mr. Glasscock and his eligible dependents in all employee health, medical, hospital and life insurance plans, programs or arrangements of the Company for three years following Mr. Glasscock’s termination of employment, at a cost no greater than, and on the same terms and conditions generally applicable to, the Company’s senior executives; (iii) the replacement ratio SERP benefit, as described above, (iv) a pro-rata portion of his actual incentive bonus for the year of termination; and (v) an office support stipend equal to $95,000 per year for two years following Mr. Glasscock’s termination of employment. Subject to execution of a waiver and release of claims in favor of the Company, items (iii) and (iv) are also payable if Mr. Glasscock’s employment terminates by retirement, death or disability, and the office support stipend is also payable if Mr. Glasscock’s employment terminates by retirement.

In addition, in the event that Mr. Glasscock’s employment is terminated by the Company (other than for cause) or by Mr. Glasscock for good reason, or upon Mr. Glasscock’s death, disability or retirement, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to Mr. Glasscock at any time will be fully vested and non-forfeitable (on a pro-rata basis for certain equity awards granted in the year of termination) and remain exercisable for the maximum period provided under the applicable terms of the applicable Company arrangements, provided that (i) any such stock option, stock appreciation right or analogous equity award granted to Mr. Glasscock on or after the effective date of his employment agreement will remain outstanding at least through the earlier of (x) the fifth anniversary of the termination date and (y) the expiration of its maximum stated term, and (ii) in the event of Mr. Glasscock’s retirement, all outstanding stock options and stock appreciation rights will continue to become exercisable on the same schedule as if he had continued in employment, and equity under other equity awards will become freely transferable on the same schedule as if he had continued in employment.

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If Mr. Glasscock continues in the Company’s employ after the term of his employment agreement, upon termination of such employment, Mr. Glasscock will be entitled to severance benefits under any applicable Company arrangement.

Mr. Glasscock will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code on any payment or benefit received or to be received by Mr. Glasscock.

In the employment agreement Mr. Glasscock has agreed that during his employment and for 24 months following Mr. Glasscock’s termination of employment for any reason he will not (i) seek or obtain certain positions, or engage in certain activities, that are competitive with the Company; (ii) solicit or hire, or attempt to solicit or hire, the Company’s employees or certain persons actively recruited by the Company; or (iii) solicit business from certain clients or potential clients of the Company. Mr. Glasscock has also agreed that during his employment and indefinitely following Mr. Glasscock’s termination of employment for any reason, he will preserve the Company’s confidences, and not disparage the Company, and during his employment and for 24 months thereafter he will cooperate with the Company. In the event of a material and willful violation by Mr. Glasscock of such covenants (and provided in certain cases the breach is likely to result in significant financial or reputational harm to the Company) and in addition to equitable relief for the Company in such event, Mr. Glasscock will forfeit the severance benefit payable upon a termination of his employment by the Company without cause or by Mr. Glasscock for good reason (if applicable), equity awards (or certain gains from such awards) granted after the effective date of the employment agreement, and a portion of the replacement ratio SERP benefit. The Company may offset its obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Glasscock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2005

WELLPOINT, INC.

By:	/s/ Michael C. Wyatt
Name:	Michael C. Wyatt
Title:	Vice President and Deputy General Counsel

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